Exhibit 10.20.2
Addendum to
Relocation Agreement
     This Addendum to the Relocation Proposal dated August 23, 2006 (the “Relocation Agreement”) between Insteel Industries, Inc. (the “Company”) and James F. Petelle (“Petelle”) updates and amends the Relocation Agreement as set forth below.
     The Company and Petelle agree that the incidental relocation costs referred to in paragraph 2 of the Relocation Agreement have substantially been incurred by Petelle and will be paid on or before September 30, 2009 at the rate of 4% of an assumed sale price of Petelle’s home in Northbrook, Illinois, of $640,000. This amount will be grossed up for tax purposes, and will eventually be adjusted up or down based on the ultimate actual sale price of the Northbrook home.
     Insteel and Petelle further agree that the only amounts that remain payable hereafter under the Relocation Agreement shall be (i) the actual costs of a broker’s commission, not to exceed 6% (to be grossed up) and (ii) reasonable costs incurred in moving household goods from Northbrook to Mount Airy. These amounts shall be paid after such costs are actually incurred.

Insteel Industries, Inc.

By:

James F. Petelle
Date:	Date: